EXHIBIT 10.32

ADOPTION AGREEMENT

PART A.  EMPLOYER INFORMATION:
Employer Name: Casino America. Inc
Employer Address: Biloxi, MS
Employer Telephone:
Employer Tax ID No.:
Employer Fiscal Year End: 12/31/95

PART B. COMPENSATION:

For purposes of this Agreement, Compensation shall be deemed as (Select one option):

Option 1.	□	Total salary, bonuses and commissions of the employee paid or accrued by the Employer, exclusive of Aggregate Account amounts.

Option 2.	□
Total salary and commissions of the Employee paid or accrued by the Employer, exclusive of year-end bonuses, Aggregate Account Amounts, stock options, stock appreciation rights, and any employer contributions or payments to any other trust, fund, agreement or plan providing retirement, pension, profit sharing, health, welfare, death, insurance or similar benefits.

PART C. SELECTED GROUP OF EMPLOYEES:

Employees eligible to participate in this Agreement include (Select and complete option(s)):

□	All Employees who are a member of the Employer’s select group of management or who are Highly Compensated Employees as defined under relevant provisions of the code and/or ERISA.

□ All Employees with a position ranking of      or above, earning a minimum of $  per Fiscal Year

☒ The following Employee(s): attachment

PART D. RETIREMENT DATES

Section (i). Early Retirement Date (Select one option):

□ Section (ii). Normal Retirement Date (Select one option):

            □ The date the Employee attains __________ years of age.

□ The date the Employee attains __________ years of age and has been employed by the Employer or an affiliate for __________ years.

PART E. DEFERRAL OF COMPENSATION (Select one option):

Option I. Deferral of a Percentage of Compensation plus Bonus.

The Employee shall defer the following percentages of Compensation per Fiscal Year (Select and complete):

Maximum Percentage
Amount of Employee’s  of Compensation that
Compensation in Fiscal Year Can be Deferred

0 to $________    _____%
Over $______, up to $ ______  _____%
Over $______, up to $ ______  _____%
Over $______, up to $ ______  _____%
Over $______, up to $ ______  _____%
Over $______    _____%

The Employee shall be entitled to defer

☒ all of
□ a percentage of

any bonus the Employer may award during the Fiscal Year.

Option 2. □ Deferral of Bonus Only.

The Employee shall be entitled to defer

□ all of
□ a percentage of

any bonus the Employer may award during the Fiscal Year.

Option 3. □ Deferral of Excess Contributions.

The Employee shall be entitled to defer such amounts of Compensation earned during the Employer’s Fiscal Year which may be determined to be an excess contribution and/or excess aggregate contribution for the period under the Employer’s 401(k) Profit Sharing

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Plan.

Option 4. ☒ Additional Deferral.

The Employee shall be entitled to defer such amounts as the Employer may award to the Employee during the Fiscal Year pursuant to the following (Select and complete)::

□ Matching Formula.

The Employer will make a matching contribution on behalf of the Employee in an amount equal to _______ % of the Employee’s Deferral of Compensation not in excess of $-2,310 or ______% of the Employee’s Compensation for the Fiscal Year.

☒  Discretionary Formula.

Any amount the Employer shall award to the Employee in the Employer’s

☒	sole discretion	□	based upon the Employee’s performance shall be eligible to be deferred hereunder.

PART F. VESTING SCHEDULE FOR EMPLOYER MATCHING OR DISCRETIONARY CONTRIBUTIONS (select one option):

Option 1. Years of Service with Employer

Note: For the purpose of determining a participant’s vested benefit, a year of service/participation means a 12-month period during which a participant completes at least 1,000 hours of service with the employer.

PART G. INTEREST ON DEFERRED AMOUNTS

Interest on the Employee’s Deferred Amounts hereunder shall be calculated as follows:

Realized Rate on Plan Investments.

PART H. RETIREMENT BENEFIT

The Employer shall pay to the Employee a Retirement Benefit as follows (Select one Option)

Option 1.  □ Single Payment.

Option 2. □ Installment Payment.

Option 3. □ Installment Payment with Option to Accelerate.  In the case of separation of service, the employer determines the option to accelerate.

Option 4. □ Such Payments as may be Otherwise Available under Funds managed by

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Oppenheimer Capital Trust Company.

I. EFFECTIVE DATE OF AGREEMENT
The Effective Date of this Agreement shall be June 1, 1995.

J. ADOPTING EMPLOYER

The party whose signature appears below hereby agree to all terms and conditions set forth in this Agreement on behalf of the Employer.

Casino America, Inc.
(Name of Employer)

By: /s/ James Edward Ernst

Its: President

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BASIC PLAN AGREEMENT

I. DEFINITION OF TERMS. Certain words and phrases are defined when first used in later paragraphs of this Agreement. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise shall have the following respective meanings:

(a)
Aggregate Account: The sum of all Deferred Amounts credited to the Employee’s Retirement Account and due and owing to the Employee or his beneficiaries pursuant to this Agreement, together with Interest thereto calculated as set forth in Paragraph 4 hereinbelow, adjusted by any distributions hereunder.

(b)
Affiliate: Any corporation, partnership, joint venture, association, or similar organization or entity, the employees of which would be treated as employed by the Employer under Section 414(b) and 4 14(c) of the Code.

(c)	Agreement: This Agreement, together with any and all amendments or supplements thereto.

(d)	Code: The Internal Revenue Code of 1986, as amended or as it may be amended from time to time.

(e)	Compensation: Compensation shall be defined as set forth in the Adoption Agreement hereinabove.

(f)	Early Retirement Date: Means Early Retirement Date defined hereinabove.

(g)	Effective Date: The Effective Date of the agreement is as set forth hereinabove.

(h)	Election of Deferral: A written notice filed by the Employee with Employer specifying the amount of Compensation and/or bonus to be deferred.

(i)
Employee: Means the Employee executing an Election to Defer in substantially the form attached hereto as Exhibit “A” and who is a member of the Employer’s select group of management or is a Highly Compensated Employee as defined under the Code and/or the Employee Retirement Income Security Act of 1974 and as may further be identified in Part C. of the Adoption Agreement.

(j)	Employer: Means the Employer identified hereinabove.

(k)	ERISA: Means the Employee Retirement Income Security Act of 1974, as amended from time to time

(l)	Fiscal Year: The taxable year of the Employer as identified hereinabove.

(m)	Normal Retirement Date: Means the Normal Retirement Date defined hereinabove.

(n)
Investment Account: Book entries maintained by the Employer reflecting Deferred Amounts and Interest thereon; provided, however, that the existence of such book entries and the Investment Account shall not create and shall not be deemed to create a trust of any kind, or a fiduciary relationship between the Employer and the Employee, his designated beneficiary, or other beneficiaries under this Agreement.

(o)	Gender Reference: A pronoun or adjective in the masculine gender includes the feminine gender and the singular includes the plural.

2. DEFERRAL OF COMPENSATION. The Employee may defer a portion of Compensation each Fiscal Year within the limits as set forth in the Adoption Agreement. For purposes of Part E of the Adoption Agreement, the following shall apply:

Option 1. Commencing on the Effective Date, and continuing through the date on which the Employee’s employment terminates due to death, early retirement, normal retirement, disability or any other cause, the Employee and the Employer agree that the Employee shall be entitled to defer into his Investment Account up to the percentage of the Compensation that the Employee would otherwise be entitled to receive from the Employer in each Fiscal Year of the Employer as is selected in the Adoption Agreement

In addition, the Employee shall be entitled to elect to defer such portion of any bonus that the Employer may award during or for any Fiscal Year. The maximum percentage of Compensation and the bonuses that can be deferred, as set forth in this Paragraph, arc hereinafter referred to collectively as the “Maximum Deferral “The amount selected for deferral by the Employee pursuant to an Election Deferral is referred to as the “Annual Deferral.” The amounts of Compensation and amounts of any bonuses actually deferred are hereinafter referred to as ‘Deferred amounts.” The Employee’s Deferred Amounts shall be credited to the Employee’s Investment Account as of the dates such Deferred Amounts would, but for such deferral, be payable to the Employee.

Option 2. Commencing on the Effective Date, and continuing through the date on which the Employee’s employment terminates due to death, early retirement, normal retirement, disability, or any other cause, the Employee and the Employer agree that Employee shall be entitled to elect to defer into his Investment Account such portion of any bonus that the Employer may award during or for any Fiscal Year. The amounts that the Employee is entitled to defer are hereinafter referred to collectively as the “Maximum Deferral”. The amount selected for deferral by the Employee pursuant to an Election of Deferral is referred to as the “Annual Deferral”. Th amounts of any bonuses actually deferred are hereinafter referred to as “Deferred Amounts.” The Employee’s Deferred Amounts shall be credited to the Employee’s Retirement Account as C the date or dates any bonus would, but for such deferral, be payable to the Employee.

3. DEFERRAL IN PARTIAL FISCAL YEAR. If the Effective Date of this Agreement is not the first day of the Fiscal Year, the Employee shall be entitled to elect to defer a portion of the Maximum Deferral in such partial Fiscal Year, calculated as follows: The Maximum Deferral under Paragraph __ herein shall be multiplied by a fraction, the numerator of which is the number of full calendar months in the Fiscal Year from and after the Effective Date, and the denominator of which is twelve (12).

4. INTEREST ON DEFERRED AMOUNTS. The Employer hereby agrees that it will credit Deferred Amounts in the Employee’s Investment Account with interest thereon (“Interest”) from ___ after the dates Deferred Amounts are credited to the Retirement Account. Interest to Deferred

Amount shall accrue commencing on the date the Investment Account first has a positive balance and shall continue up to the date Retirement Benefits, Disability Retirement Benefits, Death Benefits, or Termination Benefit commences hereunder. Interest shall be calculated as selected in Part F of the Adoption Agreement.

5. ELECTION TO DEFER COMPENSATION. Notwithstanding the initial Election to Defer contemplated under Paragraph 2 hereinabove, the Employee may elect an Annual Deferral hereunder by filing an Election of Deferral. The initial Election of Deferral must be filed within thirty (30) days of the Effective Date of this Agreement. Such initial Election of Deferral, if any, shall be effective commencing with the first day of the first month after it is filed. Thereafter, an Election of Deferral must be filed a least thirty (30) days prior to the beginning of the Fiscal Year to which it pertains and shall be effective on the first day of the Fiscal Year following the filing thereof.

6. TERMINATION OF ELECTION. The Employee’s initial Election of Deferral shall continue in effect, pursuant to the terms of the Election of Deferral, unless and until the Employee files with the Employer a notice to discontinue or a subsequent Election of Deferral specifying a different amount of deferral. Each Election of Deferral filed subsequent to the initial Election of Deferral shall similarly continue in effect until the Employee files a notice to discontinue or a new Election of Deferral. Any new Election of Deferral, to be effective, must be filed at least thirty (30) days prior to the beginning of the Fiscal Year in which deferral is sought.

A notice to discontinue shall be effective if filed at least thirty (30) days prior to January 1, April 1, July 1 or October 1. Any notice to discontinue shall be effective commencing with January I, April 1, July 1, or October 1 following its filing, as applicable, and shall apply only with respect to the Employee’s Compensation and bonuses attributable to services not yet performed.

7. TRANSFER BETWEEN INVESTMENT OPTIONS.

Option 3.	☒
The trustee, in its discretion, may take instruction from a participant for transfers up to four (4) times a year between investment options for those assets being held for the participant of the plan.

A request to transfer between Rinds shall be effective if filed at least thirty (30) days prior to the date of transfer. The transfer shall be in the form of a percentage or dollar amount of the current or future account balance.

8. RETIREMENT BENEFIT. The Employer agrees that, from and after the retirement of the employee from the service of the Employer, upon reaching his Early Retirement Date or Normal Retirement Date, the Employer shall thereafter pay as a retirement benefit (“Retirement Benefit”) to the Employee such payment as shall be selected in Part G of the Adoption Agreement. For purposes of Part G of the Adoption Agreement, the following shall apply:

Option 3. Installment payments with Option to Accelerate. The Employee’s entire Aggregate Account, payable in equal monthly installments for a period of thirty-six (36) months, commencing with the first day of the second month following the Employee’s retirement; benefit payments begin to receive the Aggregate Account in his Investment Account in equal monthly installment payments over a shorter period, than would otherwise apply, or in a single payment.

The election referred to in the preceding Paragraph must be made at least thirty (30) days prior to the date benefit payments begin and shall be irrevocable. In the event of such election by the Employee, the first designated monthly installment payment or the single payment, whichever applies, shall be due and payable on the first day of the second month following the Employee’s filing of an effective written election to accelerate benefits. Monthly installment payments, if applicable, shall continue monthly thereafter, for the period designated by the Employee.

ELECTION OF BENEFITS UPON EARLY RETIREMENT DATE OR NORMAL RETIREMENT DATE. The employee shall have the option, upon attaining his Early Retirement Date or Normal Retirement Date, to elect to receive his Retirement Benefit, notwithstanding a continuation of employment with the Employer after attaining Early Retirement Date or Normal Retirement Date. Notwithstanding continued employment the Employee’s election to receive such Retirement Benefit must be made in writing at least thirty (30) days prior to his Early Retirement Date or Normal Retirement Date, as applicable. The Retirement Benefit payable upon election pursuant to this Paragraph 7 shall be the amount that would have been payable had the Employee retired from service with the Employer as of his Early Retirement Date or Normal Retirement Date, as applicable. Any such election shall be irrevocable, and shall result in the termination of the Employee’s rights to any further deferrals hereunder.

9. DISABILITY RETIREMENT. Notwithstanding any other provision hereof, the Employee shall be entitled to receive payments hereunder prior to his Early Retirement Date or Normal Retirement date, as applicable, at any time it is determined by a duly licensed physician selected by the Employer that, because of ill health, accident, disability or general inability because of age, the Employee is no longer able, properly and satisfactorily, to perform regular or general duties as an Employee.

If the Employee’s employment is terminated pursuant to this Paragraph 8, the disability retirement benefit payable hereunder (“Disability Retirement Benefit”) shall be that amount that would have been payable as a Retirement Benefit had the Employee attained Normal Retirement Date on the date of the physician’s disability determination. The Disability Retirement Benefit payable under this Paragraph 8 shall be distributed in accordance with the provisions of Paragraph 7 as if the Employee had retired on the date of the physician’s disability determination.

10. DEATH BENEFIT PRIOR TO COMMENCEMENT OF RETIREMENT BENEFITS. In the event of the Employee’s death white in the employment of the Employer and prior to commencement of Retirement Benefits or Disability Retirement Benefits, the Employer shall pay the Aggregate Account in the Employee’s Investment Account as of the date of death in equal monthly installments for a period of six months to the Employee’s designated beneficiary, in accordance with the last such designation received by the Employer from the Employee prior to death. If no such designation has been received by the Employer form the Employee prior to death or if said payments are otherwise to be made as provided herein, said payments shall be made to the Employee’s then living spouse, so long as said spouse shall live and thereafter to such person or persons, including said spouses estate, as may be appointed under said spouses last Will and Testament, making specific reference hereto; if the Employee is not survived by a spouse or if said spouse shall fail to appoint, then said payments shall be made to the then living children of the

Employee, if any, in equal shares, for their joint and survivor lives; and if none, or after their respective joint and survivor lives, any balance therefore in one lump sum to the estate of the Employee. Such payments shall commence on the first day of the third month following the Employee’s death.

DEATH BENEFIT AFTER COMMENCEMENT OF BENEFITS. In the event of the Employee’s death after the commencement of Retirement Benefits, Normal Retirement Benefits, or Disability Retirement Benefits, but prior to the completion of all such payments due and owing hereunder, the Employer shall continue to make such payments, in equal monthly installments, over the remainder of the period specified in Paragraph 7 or 8 hereinabove, as applicable, that would have been made to the Employee had he survived.

Such continuing payments shall be made to the Employee’s designated beneficiary, in accordance with the last such designation received by the Employer from the Employee prior to death. If no such designation has been received by the Employer from the Employee prior to death or if said payments are otherwise to be made as provided herein, said payments shall be made to the

Employee’s then living spouse, so long as said spouse shall live and thereafter to such person or persons, including said estate, as may be appointed under said spouse’s Wilt, making specific reference hereto; if the Employee is not survived by a spouse or it said spouse shall fail to so appoint, then said payments shall be made to the then living children of the Employee, if any, in equal shares, for their joint and survivor lives; and if none, or after their respective joint arid survivor lives, any balance thereof in one lump sum to the estate of the Employee. Such continuing payments shall commence on the first day of the third month following the Employee’s death.

11. TERMINATION BENEFIT. In the event of the Employee’s termination of employment with the Employer before Early Retirement Date for any reason, other than disability retirement or death, the Employer shall pay to the Employee, as compensation for services rendered prior to such termination, a single sum equal to the total Deferred Amounts hereunder, inclusive of Interest thereto, (the “Termination Benefit”). The Termination Benefit shall bc payable on the first day of the second month following the termination of the Employee’s employment with the Employer.

ITEMS 12 THROUGH 14 INTENTIONALLY OMITTED

15. SUSPENSION AND/OR TERMINATION OF BENEFITS. In the event of any breach by the Employee of the agreements and covenants contained herein, the Board of Directors of the Employer shall direct that any unpaid balance of any employer matching or discretionary payments to the Employee under this Agreement be suspended, and shall thereupon notify the Employee of such suspension, in writing. Thereupon, if the Board of Directors of the Employer shall determine that said breach by the Employee has continued for a period of thirty days following notification of such suspension, all rights to further payment of matching or discretionary payments of the Employee and his beneficiaries under this Agreement, including rights to further payments hereunder, shall thereupon terminate. The exercise of any other right or remedy the Employer may have against the Employee, and any forbearance by the Employer in exercising any right or remedy hereunder shall not be a waiver of or preclude the later exercise of such right or remedy.

16. NO FIDUCIARY RELATIONSHIP CREATED. Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto shall create, or be construed to create or a fiduciary relationship between the Employer and the Employee, his designated beneficiary, other beneficiaries of the Employee or any other person.

17. BENEFITS PAYABLE ONLY FROM GENERAL CORPORATE ASSETS; UNSECURED GENERAL CREDITOR STATUS OF EMPLOYEE. The payments to the Employee or his designated beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer; no person shall have any interest in any such assets by virtue of the provisions of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Employer.

ITEM 18 INTENTIONALLY OMITTED.

19. NO CONTRACT OF EMPLOYMENT. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Employee the right to continue to be employed by the Employer in his present capacity, or in any capacity. It is expressly understood by the parties hereto that this Agreement relates to the payment of deferred compensation for the Employee’s services, payable after termination of his employment with the Employer, and is not intended to be an employment contract.

20. BENEFITS NOT TRANSFERABLE. Neither the Employee, his designated beneficiary, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. No such amounts shall be subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Employee, his designated beneficiary, or any other beneficiary hereunder. Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and the Employer shall thereupon have no further liability hereunder.

21. DETERMINATION OF BENEFITS.

(a). Claim.

A person who believes that he being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Employer, setting forth his claim. The request must be addressed to the President of the Employer at its then principal place of business.

(b). Claim Decision.

Upon receipt of a claim, the Employer shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Employer may, however, extend the reply period for an additional 90 days for reasonable cause. If the claim is denied in whole or in part, the Employer shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i) The specific reason or reasons for such denial;

(ii) The specific reference to pertinent provisions of this Agreement upon which such denial is based.

(iii) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

(iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(v) The time limits for requesting a review under Subsection (iii) immediately proceeding and for review under Subsection (iv) immediately proceeding.

(c).   Request for Review.

Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Employer review the determination of the Employer. Such request must be addressed to the Secretary of the Employer at its then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Employer. If the Claimant does not request a review of the Employer’s determination by the Secretary of the Employer within such sixty (60) day period, he shall be barred and estopped from challenging the Employer’s determination.

(d).   Review of Decision.

Within sixty (60) days after the Secretary’s receipt of a request for review, he wilt review the Corporation’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

22. AMENDMENT AND TERMINATION. This agreement may not be amended, altered or modified, except by written instrument executed by the Employer, or its respective successors. This Agreement may be terminated at the sole and exclusive direction of the Employer.

23. INUREMENT. This Agreement shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and the Employee and his beneficiaries.

24. ADMINISTRATION. The Agreement shall be administered by the Employer. The Employer shall have full authority to administer the Agreement including authority to interpret and construe any provision of the Agreement and the Employer’s interpretation and construction in good faith shall be conclusive and binding on all persons except as otherwise provided herein or by law. The Employer shall have lull power and authority to designate Employees in the Agreement

25. NOTICE. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. if such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Employer. The date of such mailing shall be deemed the date of notice, consent or demand. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

26. GOVERNING LAW. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of the Employer.

NOTE: The preceding is a model agreement only. Completion of this document includes consideration of legal and tax issues and it is recommended that you obtain the advice of a professional. Neither Quest for Value Distributors, Oppenheimer Capital Trust Company nor any of its agents or affiliates assume any responsibility for its use of this form by persons not authorized to practice law.

This model agreement contains a BASIC PLAN AGREEMENT and ADOPTION AGREEMENT. The ADOPTION AGREEMENT must be completed and is used and interpreted in conjunction with the BASIC PLAN AGREEMENT. No modifications to the BASIC PLAN AGREEMENT may he made.

This non qualified plan is intended to be a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Section 201(2) and 301(a) (3) o the Employee Retirement Income Security Act of 1974 (ERISA). All assets in the trust are subject to the company’s general creditors in the event of bankruptcy or insolvency